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                       Securities And Exchange Commission
                            Washington, D.C.  20549

                                 ______________

                                    FORM 15

                                 ______________

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                      Commission File No.  ______________


                        Buckhead Community Bancorp, Inc.
             (Exact name of Registrant as specified in its Charter)

                        415 East Paces Ferry Road, N.E.
                            Atlanta, Georgia  30305
                                 (404) 231-2265
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [   ]           Rule 12h-3(b)(1)(ii)      [   ]
Rule 12g-4(a)(1)(ii)     [   ]           Rule 12h-3(b)(2)(i)       [   ]
Rule 12g-4(a)(2)(i)      [   ]           Rule 12h-3(b)(2)(ii)      [   ]
Rule 12g-4(a)(2)(ii)     [   ]           Rule 15d-6                [ X ]
Rule 12g-3(b)(1)(i)      [   ]

          Approximate number of holders of record as of the certification or notice date: 83


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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Buckhead Community Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           BUCKHEAD COMMUNITY BANCORP, INC.



Date:  May 14, 1999                        /s/ Marvin Cosgray
                                           --------------------------------
                                           Marvin Cosgray
                                           President and Chief Operating Officer